Filed Pursuant to Rule 433
Registration No. 333-179734
March 5, 2012

March 5, 2012

To Stockholders of The Southern Company:

On behalf of The Southern Company (the “Company”), we are pleased to advise you that the Company recently filed a new Prospectus relating to the Southern Investment Plan (the “Plan”), which reflects certain changes to the Plan.  The new Prospectus is dated February 27, 2012.

The primary changes to the Plan are:

•	To reflect Computershare Trust Company, N.A. as the Plan Administrator.

•	To provide for initial enrollment online with direct debit.

•	To provide for weekly purchases.

•	To enhance sale transactions, including increasing the number of sale opportunities per month and providing for day limit order sales, market order sales and good until cancelled sales.

•	To limit the availability of Plan account historical information to the most recent seven years.

•	To provide a new fee schedule which includes fees for new transactions now permitted under the Plan.

•	To eliminate the Request for Waiver process.

•	To provide additional shares for issuance under the Plan.

You may obtain a copy of the Prospectus online at www.bnymellon.com/shareower/equityaccess or by contacting the Plan Administrator toll-free at 1-800-554-7626.

If you have any questions regarding the Plan, you may contact the Plan Administrator at the above toll-free number.  Unless you wish to change your status as a participant in the Plan, you are not required to contact the Plan Administrator or take any action at this time.

The Company has filed a registration statement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the Prospectus in that registration statement and the other documents the Company has filed with the SEC for more complete information about the Company and the offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Plan Administrator will provide you with the Prospectus as indicated above.